Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-276203) and on Form S-8 (Nos. 333-184371, 333-184544, 333-202395, 333-268480 and 333-280093) of Shutterstock, Inc. of our report dated September 10, 2024 relating to the financial statements of Envato Pty Ltd, which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers
Melbourne, Australia
October 3, 2024